EXHIBIT VI

AGREEMENT
STATUTES

1999

NIB

NORDISKA INVESTERINGSBANEKN

NORDIC INVESTMENT BANK

Agreement between Denmark, Finland, Iceland, Norway and Sweden concerning the Nordic Investment Bank, pages • – •

Statutes of the Nordic Investment Bank, pages • – •.

Translation

AGREEMENT
BETWEEN
DENMARK, FINLAND, ICELAND, NORWAY AND SWEDEN
CONCERNING THE NORDIC INVESTMENT BANK

The Governments of Denmark, Finland, Iceland, Norway and Sweden, desiring to strengthen and further develop the co-operation among the Nordic countries through the Nordic Investment Bank as a common international financial institution having the same status as other legal persons conducting similar operations within and outside the Nordic countries, have agreed as follows:

ARTICLE 1

The purpose of the Nordic Investment Bank, hereinafter referred to as the “Bank”, is to make loans and issue guarantees in accordance with sound banking principles and taking into account socio-economic considerations, to carry into effect investment projects of interest to the Nordic countries and other countries which receive such loans and guarantees.

The Bank shall have the status of an international legal person with full legal capacity. It shall in particular have the capacity to enter into agreements, to acquire and dispose of immovable and movable property, and to be a party to legal proceedings before courts of law and other authorities.

ARTICLE 2

The Bank shall conduct its operations in accordance with its Statutes approved by the Nordic Council of Ministers. These Statutes may be amended by decision of the Nordic Council of Ministers, subsequent to a proposal or statement from the Board of Directors of the Bank. The Nordic Council shall be given an opportunity to submit a statement on proposals regarding amendments of statutes important in principle as to the purpose, operations and management of the Bank.

ARTICLE 3

The authorised capital stock of the Bank shall be subscribed by the contracting states. Any increase in the authorised capital stock shall be decided by the Nordic Council of Ministers, upon proposal of the Board of Directors of the Bank.

The size of the authorised capital stock, the possibility to increase the capital stock and the distribution among the contracting states is dealt with in the Statutes.

ARTICLE 4

The principal office of the Bank shall be located in Helsinki.

ARTICLE 5

Actions may be brought against the Bank only in a court of competent jurisdiction in the territory of a country in which the Bank has established an office, or has appointed an agent for the purpose of accepting service of process, or when the Bank has otherwise expressly accepted jurisdiction. Actions may, however, be brought by a contracting state or by persons acting for or deriving claims from a contracting state only if the Bank has given its express consent thereto.

Property and assets of the Bank shall be immune from execution of judgement or decree by judicial or administrative authority before such judgement or decree is final.

ARTICLE 6

Property and assets of the Bank shall be immune from search, requisition, confiscation and expropriation.

The Bank, its property and assets shall be immune from procedural measures of constraint such as seizure.

ARTICLE 7

The premises and archives of the Bank and all documents belonging to it or held by it shall be inviolable.

ARTICLE 8

The official communications of the Bank shall be accorded by each contracting state the same treatment that it accords to the official communications of any other contracting state.

ARTICLE 9

The Bank, its income, assets, and property shall be exempt from all taxation, with clarifications as set forth in this Article.

The Bank shall be exempt from taxes on purchase and transfer of real estate and securities in connection with the official activities of the Bank.

Borrowing and lending by the Bank, as well as borrowing from the Bank and increasing the authorised capital stock of the Bank shall be exempt from all taxes and imposts of a similar nature.

When purchases or services of substantial value and necessary for the exercise of the official activities of the Bank are made or used by the Bank on its own behalf or on behalf of special funds which are directly connected with the operations of the Bank and which are held in trust directly by the Bank, and when the price of such purchases or services includes taxes or duties, the contracting state which has levied the taxes or duties shall, if they are identifiable, take appropriate measures to grant exemption from such taxes or duties or provide for their reimbursement.

The provisions of this Article do not apply to taxes or duties, which are in fact no more than charges for public utility services.

ARTICLE 10

All members of the Board of Directors, their alternates, officers and other employees of the Bank, and experts appointed by the Bank shall, regardless of nationality, be accorded immunity from legal process with respect to acts performed by them in their official capacity on behalf of the Bank. Notwithstanding this, the Bank may waive the immunity, in accordance with the provisions of Article 14. No immunity shall apply, however, to civil liability in the case of damage arising from a road traffic accident caused by any of the persons enjoying immunity under this Article.

ARTICLE 11

All members of the Board of Directors, their alternates, officers and other employees of the Bank, and experts appointed by the Bank performing official tasks at the request of the Bank:

i)	shall be exempt from immigration restrictions. This exemption shall likewise be extended to their spouses and dependent relatives;
ii)	may be granted the same travelling facilities as are granted in respect of institutions similar to the Bank in accordance with international practice, when a particular need therefor arises.

ARTICLE 12

The Bank may receive and be in possession of monies including currencies of any kind, and may maintain accounts in all currencies. It may also freely transfer its monies to, from and within a contracting state, and may exchange any currency in its possession into any other currency.

ARTICLE 13

The Bank shall be exempt from payment restrictions and credit policy measures, which in any manner prevent or impede the fulfilment of commitments made by the Bank, its borrowing or lending.

ARTICLE 14

Privileges and immunities under this Agreement are granted exclusively to enable the Bank to fulfil its functions, and not for the benefit of others.

The Board of Directors of the Bank may, to such extent and upon such conditions as it may determine, waive any of the immunities and privileges conferred under this Agreement in cases where such action would, in the opinion of the Board, be in the best interests of the Bank.

ARTICLE 15

The Nordic Council of Ministers may decide that the Bank shall be put into liquidation, following the procedures laid down in the Statutes of the Bank.

ARTICLE 16

This Agreement shall be ratified. This Agreement shall enter into force thirty days after the date on which all the contracting states have deposited their instruments of ratification with the Norwegian Ministry for Foreign Affairs; provided, however, that the provisions of Article 9 herein shall be applied as from 1 January 1998.

The Norwegian Ministry for Foreign Affairs shall inform the other contracting states of the deposit of the instruments of ratification and of the time the Agreement enters into force.

The Agreement shall be deposited with the Norwegian Ministry for Foreign Affairs, and certified copies shall be furnished by the Norwegian Ministry for Foreign Affairs to each of the contracting states.

The Agreement of 4 December 1975 regarding the Establishment of the Nordic Investment Bank shall cease to be effective as of the date of entry into force of this Agreement.

ARTICLE 17

Any contracting state may withdraw from this Agreement by giving notice of withdrawal to the Government of Norway, which shall immediately report such notice to the other contracting states, the Nordic Council of Ministers, and to the Board of Directors of the Bank.

The earliest date on which such withdrawal shall become effective shall be the end of the financial year following the year in which the notice of withdrawal was submitted.

If the Nordic Council of Ministers, upon receipt of a notice of withdrawal, should decide not to put the Bank into liquidation, the Nordic Council of Ministers shall adopt procedures for settlement of accounts with the withdrawing contracting state, no later than the date upon which the withdrawal becomes effective. It shall then be ensured that the withdrawing contracting state shall, to the same extent as the other contracting parties, remain liable for those commitments of the Bank, which were in force at the time of the withdrawal.

In witness whereof, the undersigned authorised representatives of the five contracting states have signed this Agreement.

Done at Oslo on 23 October 1998, in one original in the Danish, Finnish, Icelandic, Norwegian and Swedish languages, each of these texts being equally authentic.

Translation

STATUTES OF THE NORDIC
INVESTMENT BANK

By an Agreement dated 4 December 1975, the Governments of Denmark, Finland, Iceland, Norway, and Sweden, have decided to establish a Nordic investment bank, which Agreement has been replaced by a new agreement dated 23 October 1998. The investment bank shall operate in accordance with the following provisions:

PURPOSE

Section 1

The purpose of the Nordic Investment Bank, hereinafter referred to as the Bank, is to make loans and issue guarantees in accordance with sound banking principles and taking into account socio-economic considerations, to carry into effect investment projects of interest to the Nordic countries and other countries which receive such loans.1)

CAPITAL

Section 2

The authorised capital stock of the Bank is EUR 4,000 million.2) 3)

Of the authorised capital stock the State of Denmark shall subscribe EUR 881,062,083; the State of Finland EUR 765,788,207; the State of Iceland EUR 38,595,722; the State of Norway EUR 793,105,204 and the State of Sweden EUR 1,521,448,784.2) 3)

Any increase in the authorised capital stock shall be decided upon by the Nordic Council of Ministers, after proposal by the Board of the Bank. The increase in the authorised capital stock shall be distributed among the countries according to the scheme of allocation for joint Nordic financing between the Nordic countries, as determined from time to time by the Nordic Council of Ministers.

Section 3

The contracting states shall make available to the Bank 10.1 per cent of the subscribed authorised capital stock. The payments shall be made upon request from the Bank.2)

The remainder of the subscribed capital stock shall be subject to call to the extent the Board of the Bank deems it necessary for the fulfilment by the Bank of its debt obligations.

Section 4

The payments referred to in Section 3 shall be made in euro.3)

Section 5

The Bank shall acquire the capital intended for making loans by borrowing in the five member countries or elsewhere.

Also, the capital paid-in according to Section 3, may be used for making loans.

OPERATIONS

Section 6

The Bank may make loans and issue guarantees up to a total amount equivalent to 250 per cent of the authorised capital stock and accumulated general reserves.4) In addition to these limits the Bank may make loans and issue guarantees according to Subsections 3-5.5)

In making loans and issuing guarantees the Bank shall require that adequate security is provided, unless sufficient security is considered to exist under the circumstances.

The Bank may make project investment loans and issue guarantees for project investment loans (project investment guarantees) as described in Section 6 A, up to a total amount equivalent to EUR 3,300 million.2) 3)

The Bank may make special investment loans (investment loan guarantees) as described in Section 6 B, up to a total amount equivalent to EUR 60 million.6) 3)

For environmental investments in the neighbouring region of the Nordic countries the Bank may make special environmental investment loans (environmental loan guarantees) as described in Section 6 C, up to a total amount equivalent to EUR 100 million.5) 3)

The Bank may also make other arrangements relating to its operations, which are necessary or desirable for furthering the purpose of the Bank.

The Bank shall co-operate with other credit institutions, and with public authorities and private institutions concerned.

Section 6 A

Loans made and guarantees issued for investments outside the Nordic countries may, if so determined by the Board, be designated project investment loans or project investment guarantees.7) The member countries shall cover the Bank’s losses in connection with such loans and guarantees up to the following amounts: Denmark EUR 391.225 million, Finland EUR 357.094 million, Iceland EUR 16.139 million, Norway EUR 340.991 million and Sweden EUR 694.551 million.8) 3) The member countries’ guarantees hereby cover at most 90 per cent of losses on individual project investment loans. Payment is subject to call by the Board pursuant to agreements entered into between the Bank and each member country.7)

For project investment loans made and project investment guarantees issued, allocations shall be made to a special credit risk fund, primarily to cover losses on project investment loans and project investment guarantees.7)

Section 6 B

Loans made and loan guarantees issued for investments in the Baltic countries may, if so determined by the Board, be designated special investment loans or investment loan guarantees.9) The member countries shall cover 100 per cent of the Bank’s losses in connection with such loans and guarantees up to the following amounts: Denmark EUR 13.380 million, Finland EUR 11.700 million, Iceland EUR 0.630 million, Norway EUR 11.340 million and Sweden EUR 22.950 million.6) 3) Payment is subject to call by the Board pursuant to agreements entered into between the Bank and each member country.9)

Section 6 C 5)

Loans made and loan guarantees issued for environmental investments in the neighbouring region of the Nordic countries may, if so determined by the Board, be designated special environmental investment loans (environmental investment loan guarantees). The member countries shall cover 100 per cent of the Bank’s losses in connection with such loans up to the following amounts: Denmark EUR 24 million, Finland EUR 16.6 million, Iceland EUR 1.1 million, Norway EUR 19.5 million and Sweden EUR 38.8 million.3) Payment is subject to call by the Board pursuant to agreements entered into between the Bank and each member country.

Section 7

The business of the Bank shall be conducted in accordance with the principles referred to in Section 1 and in accordance with the following guidelines:

a)	A loan shall not be made or a guarantee issued if it is opposed by the state of the beneficiary.
b)	Loans from, and the investment of funds in the Nordic countries shall be made in agreement with the authorities of the member country concerned.
c)	In its operations, the Bank shall aim for a profit allowing the formation of reserves and reasonable return on the paid-in capital referred to in Section 3.
d)	The Bank may when specific need arises acquire shares or other assets, in support of its business or to protect its claims.10)
e)	The Bank shall, to the extent it is practically possible, protect itself against the risk of exchange rate losses.

Section 8

The surplus of the Bank shall be transferred into a reserve fund until the amount equals 10 per cent of the authorised capital stock of the Bank. Thereafter, the Nordic Council of Ministers, after proposal by the Board of the Bank, shall decide upon the allocation of the surplus between the reserve fund and dividends on the subscribed capital.

Section 9

The Bank’s accounts shall be kept in euro.3) The financial year shall follow the calendar year.

The annual report and the balance sheet of the Bank shall be submitted to the Nordic Council of Ministers.

ADMINISTRATION

Section 10

The Bank shall have a Board of Directors, a President, and such other personnel as is necessary to carry out its operations.

Section 11

All the powers of the Bank shall be vested in the Board, which may delegate these powers to the President to the extent considered appropriate. The Board shall be composed of ten members, of whom each state shall appoint two members for a maximum term of four years. Each state shall appoint two alternates according to the same principles.11)

The Board shall select a Chairman and a Deputy Chairman for a term of two years. The chairmanship and the deputy chairmanship shall rotate among the representatives of the member countries.

The Board shall be convened when decided by the Chairman or at the request of at least two of the members of the Board or the President.

Eight members or alternates entitled to vote shall constitute a quorum of the Board. Each member shall have one vote; in the absence of a member, an alternate from the same state is entitled to vote. A position supported by at least seven members or alternates entitled to vote shall become the decision of the Board. Decisions may also be passed by a written procedure.11)

Section 12

The President shall be responsible for the conduct of the ordinary operations of the Bank and shall follow the guidelines and instructions given by the Board.

The Board shall appoint the President for a maximum term of five years at a time. He shall not be a member or an alternate of the Board. He may participate in the meetings of the Board, but shall not vote at such meetings.

Two persons, each being either a member of the Board, an alternate of the Board, the President or a person authorised by the Board, shall sign on behalf of the Bank.12)

OTHER PROVISIONS

Section 13

A Control Committee shall be established to ensure that the operations of the Bank are conducted in accordance with these Statutes. The Committee shall be responsible for the audit and shall annually deliver an auditors’ report to the Nordic Council of Ministers.

The Committee shall be composed of ten members. The Nordic Council of Ministers shall nominate one member from each country and the Nordic Council shall nominate five members. The members of the Committee shall be appointed for a maximum term of two years. The Chairman shall be the representative appointed by the Nordic Council of Ministers who represents that country to which the chairmanship of the Nordic Council of Ministers currently belongs, unless the Council of Ministers otherwise decides.

Section 14

If the Nordic Council of Ministers should decide that the Bank shall enter into liquidation, the Council of Ministers shall appoint the persons to be in charge of the liquidation.

The member countries shall be responsible for the commitments of the Bank with their uncalled subscriptions to the capital stock until all the claims of creditors shall have been discharged. No disbursement shall be made to member countries on account of their paid-in share of the subscribed capital stock nor from the reserve fund, until all liabilities have been discharged. Any surplus or deficit in the Bank shall be allocated among the member countries in proportion to their respective total share of the subscribed capital stock.

1)	Amended as of 18 July 1999 according to the decision by the Nordic Council of Ministers of 9 November 1998.

2)	Amended as of 1 January 1999 according to the decision by the Nordic Council of Ministers of 23-24 June 1998.

3)	Amended as of 1 January 1999 according to the decision by the Board of Directors of 28 August 1998.

4)	Amended as of 29 October 2001 according to the decision by the Nordic Council of Ministers of 29 October 2001.

5)	Amended as of 28 August 1997 according to the decision by the Nordic Council of Ministers of 25 January 1997.

6)	Amended as of 7 October 1996 according to the decision by the Nordic Council of Ministers of the same date.

7)	Amended as of 1 July 1982 according to the decision by the Nordic Council of Ministers of 15 September 1981 and of February 28, 1982.

8)	Amended as of 5 January 1995 according to the decision by the Nordic Council of Ministers of 25 March 1994.

9)	Amended as of 30 December 1992 according to the decision by the Nordic Council of Ministers of 27 April 1992.

10)	Amended as of 9 January 1998 according to the decision by the Nordic Council of Ministers of the same date.

11)	Amended as of 8 May 1989 according to the decision by the Nordic Council of Ministers of the same date.

12)	Amended as of 20 August 1987 according to the decision by the Nordic Council of Ministers of the same date.